Exhibit 5.1

December 1, 2005

Longs Drug Stores Corporation

141 N. Civic Drive

Walnut Creek, CA 94596

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration by Longs Drug Stores Corporation (the “Company”) pursuant to the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 4,000,000 shares of common stock of the Company, $0.50 par value (the “Shares”) to be issued pursuant to the Company’s Amended and Restated 1995 Long-Term Incentive Plan (the “Plan”).

I call your attention to the fact that I am an attorney admitted to practice in the states of New York, Washington, Arizona and Massachusetts and am registered in-house counsel in the State of California.

As General Counsel for the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination, or the examination of attorneys employed by the Company working under my supervision, of the law and pertinent documents, that all necessary corporate proceedings have been taken to authorize the issuance of the Shares under the Plan, and that all such Shares, when issued or sold in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

I consent to the use of my name in the Registration Statement as counsel who has passed upon the legality of the Shares, and to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

William J. Rainey

General Counsel

cc:	Stan Sze, Vice President and Assistant General Counsel